Exhibit 10.2

NUANCE COMMUNICATIONS, INC.
AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT
This Amendment No. 2 to Employment Agreement (the “Amendment”) is made by and between Nuance Communications, Inc. (the “Company”) and Paul A. Ricci (the “Executive”), effective as of June 18, 2015 (the “Effective Date”).

A.
The Company and Executive previously entered into an employment agreement dated November 11, 2011, providing for the employment of Executive as Chairman and Chief Executive Officer of the Company, and amended the employment agreement as of November 12, 2013 (together, the “Agreement”).

B.	The Company and Executive have agreed to the following amendments to the Agreement.

C.	All defined terms contained in this Amendment, unless otherwise clearly indicated, will have the meaning as set forth in the Agreement.

I.	Amendment of Section 2 of the Agreement: Employment Term
Section 2 of the Agreement entitled “Employment Term” is hereby amended in its entirety as follows:
2. Employment Term.
Subject to earlier termination as provided for below, the Company will employ Executive for a term of five (5) years commencing on November, 11, 2011 through November 11, 2016. The term of employment hereunder may then be extended for successive additional terms of one (1) year each (each, a “Successive One-Year Term”) with mutual written notice of intention to extend by the Company and the Executive at least one hundred and eighty (180) days prior to the end of the initial five (5) year term or any Successive One-Year Term. The term of employment under this Agreement shall include the five (5) year period described above and any Successive One-Year Terms (the “Employment Term”). If the Company or the Executive elect not to extend the Employment Term beyond November 11, 2016 or at the conclusion of any Successive One-Year Term, written notice of this election shall be a “Notice of Non-Renewal”. If either party fails to respond to a written request to extend (within ten (10) business days after the request), or if neither party notifies the other that it intends to extend, a Notice of Non-Renewal will be deemed to have occurred as of the date that is one hundred and eighty (180) days before the end of the Employment Term (or, if earlier, the tenth (10th) business day after a written request to extend to which no response is made).
Notwithstanding the foregoing, Executive and the Company acknowledge that this employment relationship may be terminated at any time prior to the expiration of the Employment Term, upon ninety (90) days written notice to the other party, with or without Cause or for any or no reason, at the option either of the Board or Executive and that in the event the Company or Executive terminate Executive’s employment with the Company prior to the end of the Employment Term, Executive will only be entitled to those payments and benefits, if any, as provided for in Section 5 of this Agreement.

II.	Amendment of Section 3(c)

Exhibit 10.2

Section 3(c) of the Agreement is hereby amended by adding the following paragraph at the end thereof:

“The Committee will set the performance goals for the performance units aligned to fiscal year 2016 no later than the November 2015 Board of Directors meeting. Before setting the goals, the Committee will seek and consider any input from Executive.  In addition, the fiscal year 2016 performance goals will have the same scaling index as used for the fiscal 2015 performance shares.”

III.	Amendment of Section 3(d)
Section 3(d) of the Agreement is hereby amended in its entirety as follows:
(d) Car Allowance. For each calendar year during the Employment Term and any applicable Severance Period, the Company will reimburse Executive $20,000 (or such greater amount as approved by the Board or Compensation Committee, consistent with the Company’s practice with respect to other executive officers), less applicable tax withholdings, as a car allowance included in the Executive’s pay in equal monthly or bi-weekly installments. Alternatively, the Company may lease a car for Executive’s use, subject to the same dollar maximum. The allowance or lease payment is inclusive of all insurance and other costs for the vehicle. When the Employment Term or Severance Period ends (as may be applicable), the payments under this Section 3(d) will end, even if the dollar maximum for that calendar year has not yet been reached.

IV.	Amendment of Section 3(e)
Section 3(e) of the Agreement is hereby amended in its entirety as follows:
(e) Tax & Financial Services Allowance. During the Employment Term and any applicable Severance Period, the Company will reimburse Executive for reasonable professional services expenses actually incurred by Executive for tax, financial and/or estate planning. For any calendar year, the maximum total expenses incurred during that year that are reimbursable under this Section 3(e) will equal a gross amount of twenty five thousand dollars ($25,000). Any reimbursements to Executive will be less applicable tax withholdings. In order to be reimbursed, Executive must submit reasonable documentation of the expenses incurred within sixty (60) days after the end of the calendar year in which the expenses were incurred. Reimbursement of eligible expenses will be made no later than sixty (60) days after Executive’s submission of the required documentation. Expenses incurred after the end of the Employment Term or any applicable Severance Period will not be reimbursable, even if the dollar maximum for that calendar year has not yet been reached. This right to reimbursement will be subject to the following additional requirements: (i) the amount of any reimbursement provided during one taxable year will not affect any expenses eligible for reimbursement in any other taxable year; (ii) in all cases, expenses will be reimbursed no later than the last day of Executive’s taxable year that immediately follows the taxable year in which the costs or expenses were incurred, and (iii) the right to any such reimbursement will not be subject to liquidation or exchange for another benefit or payment.

V.	New Section 3(g)
A new Section 3(g) is hereby added to the Agreement to read in its entirety as follows:
(g) IT Support. During the Employment Term, the Company will provide reasonable IT equipment and support for Executive that is comparable to that provided historically by the Company to

Exhibit 10.2

Executive. The Company also will provide comparable support during any applicable Severance Period, but only for so long as Executive provides reasonable transition support during the Severance Period (which support may be provided remotely and on a reasonable, as needed basis).

VI.	Amendment of Section 4(b): Executive Medical Benefits
Section 4(b) of the Agreement is hereby amended in its entirety as follows:
(b) Executive Wellness Benefit. During the Employment Term and any applicable Severance Period, the Company will reimburse Executive for reasonable professional services expenses actually incurred by Executive for wellness expenses (including enhanced executive physical exams, wellness coaching and training, and wellness facilities). For any calendar year, the maximum total expenses incurred during that year that are reimbursable under this Section 4(b) will equal a gross amount of fifty thousand dollars ($50,000). Any reimbursements to Executive will be less applicable tax withholdings. In order to be reimbursed, Executive must submit reasonable documentation of the expenses incurred within sixty (60) days after the end of the calendar year in which the expenses were incurred. Reimbursement of eligible expenses will be made no later than sixty (60) days after Executive’s submission of the required documentation. Expenses incurred after the end of the Employment Term or any applicable Severance Period will not be reimbursable, even if the dollar maximum for that calendar year has not yet been reached. This right to reimbursement will be subject to the following additional requirements: (i) the amount of any reimbursement provided during one taxable year will not affect any expenses eligible for reimbursement in any other taxable year; (ii) in all cases, expenses will be reimbursed no later than the last day of Executive’s taxable year that immediately follows the taxable year in which the costs or expenses were incurred, and (iii) the right to any such reimbursement will not be subject to liquidation or exchange for another benefit or payment.

VII.	Amendment of Section 4(e): Post-Retirement Medical Benefit
Section 4(e) is deleted in its entirety.

VIII.	Amendment of Section 5(a): Termination By the Company other than for Cause, Death or Disability

The first Section 5(a) of the Agreement is hereby amended in its entirety as follows:

(a) Expiration; Termination by the Company other than for Cause, Death or Disability. In the event of the expiration of this Agreement resulting from a Notice of Non-Renewal, or if the Company terminates Executive for a reason other than Cause, Death or Disability (each as defined below) then, subject to Executive's compliance with the provisions in Section 5(e), Executive will be entitled to receive through the term of the Severance Period:
(i) continuing payments during the Severance Period equal to two (2) times Executive's Base Salary, calculated by utilizing the average of the last ninety (90) days of employment. These payments will be calculated by taking the two (2) times Executive’s Base Salary and then dividing it into equal amounts by the number of payroll periods during the Severance Period. These payments will be made in accordance with the Company's normal payroll policies and subject to the usual, required withholding.
(ii) continuing payments equal to one and one half (1 ½) times Executive's target Performance Bonus, which had been in effect in the fiscal year ending prior to the year of termination. In the

Exhibit 10.2

event that Executive earned more than the target bonus in the fiscal year ending prior to the year of termination, that amount will be utilized. These payments will be calculated by taking the one and one half (1 ½) times Executive's target Performance Bonus (or the amount actually received in the fiscal year prior to the year of termination, whichever is higher) that had been in effect in the fiscal year ending prior to the year of termination and then dividing it into equal amounts by the number of payroll periods during the Severance Period. These payments will be made in accordance with the Company's normal payroll policies and subject to the usual, required withholding.
(iii) continued payment by the Company of the group medical, dental and vision continuation coverage premiums for Executive and Executive's eligible dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended ("COBRA") during the Severance Period under the Company's group health plans, as then in effect. However, if the Company determines after diligently pursuing all alternatives that it cannot provide the COBRA benefits in this clause (iii) without violating applicable laws (including, without limitation, Section 2716 of the Public Health Service Act and the Employee Retirement Income Security Act of 1974, as amended) or incurring additional taxes or other penalties, the Company in lieu thereof will provide to Executive a taxable lump sum payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue the group health coverage in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage) for the number of months equal to the Severance Period, which payment will be made regardless of whether Executive elects COBRA continuation coverage;
(iv) continued payment of the annual premium for the remaining term of the life insurance policy specified in Section 4(c) above;
(v) continued vesting of any unvested time-based shares of restricted stock and time-based restricted stock units for a period of twenty-four (24) months following Executive’s employment termination date;
(vi) in the case of termination due to a Notice of Non-Renewal by (a) the Executive or (b) by the Company between April 1in any year and one hundred and eighty (180) days prior to the end of the Employment Term, then, with respect to any grant of performance-based restricted stock units or shares of performance-based restricted stock for which, as of the date on which the Notice of Non-Renewal is given (the “Notice Date”), both the applicable performance period has not yet ended and the performance period is scheduled to end in the Company’s fiscal year in which the Notice Date occurs, vesting of the units or shares will be determined as follows:
(A) the grant will be divided equally into Parts 1 and 2,
(B) the applicable performance goals for Part 1 shares/units will be based on metrics/milestones aligned to the first half of the fiscal year,
(C) actual performance at the end of the first half of the fiscal year will determine the portion of Part 1 (if any) that is eligible to vest, with any remaining portion of Part 1 being forfeited (subject to subsection (vii) below),
(D) the units or shares that become eligible to vest under Clause (C) above will vest on the last day of the Employment Term if Executive does not terminate his employment before that date,
(E) the original performance goals for the grant will apply to Part 2 and the performance goals will be deemed achieved at one hundred percent (100%) of target levels, thus determining the number of units or shares in Part 2 that are eligible to vest, and

Exhibit 10.2

(F) the number of units or shares eligible to vest under Clause (E) will vest on the last day of the Employment Term if Executive does not terminate his employment before that date.
(vii) if the Company (a) provides a Notice of Non-Renewal earlier than the last business day of March in any year or (b) terminates Executive for a reason other than Cause, Death or Disability (including following a termination due to a Notice of Non-Renewal but before the end of the Employment Term), subsection (vi) shall not apply and instead the goals for any unvested performance-based restricted stock units or performance-based shares of restricted stock will be deemed achieved at one hundred percent (100%) of target levels and will be vested on the last day of employment. (For the purposes of clarity, this Section 5(a)(vii) will also apply to any unvested performance-based restricted stock units or performance-based shares of restricted stock not described in (vi) immediately above.)
(viii) an extended period of time to exercise vested options for a period of two (2) years or until their original expiration date, whichever is sooner;
(ix) a lump sum of five hundred thousand dollars ($500,000), less applicable tax withholdings; and
(x) The Company will permit Executive, after the expiration of Executive’s eligibility for COBRA described in (iii) above, to participate in the Company’s group medical, dental and vision plans, provided that (A) the Company will not be required to provide such participation if the Company determines that such participation would violate applicable law for the Company or for other participants in the plans, (B) Executive, if permitted to so participate, will pay the full cost of such participation as determined by the Company, and (C) Executive’s participation, if any, will end no later than a period of ten years after the expiration of Executive’s eligibility for COBRA.

IX.	Amendment of Section 5(b): Termination due to Death or Disability

Clause (i) of Section 5(b) of the Agreement is amended by substituting the phrase “two (2)” for the phrase “one and half (1 ½)” in such Section.

Clause (vi) of Section 5(b) of the Agreement is amended in its entirety to read as follows:

(vi) receive the payment described in Section 5(a)(ix), and”.

X.	Amendment of Section 5(c): Termination After Change of Control or Due to Good Reason at any Time

The phrase “ the post retiree medical benefit provided under Section 4(e)” in Section 5(c) of the Agreement is replaced by the phrase “the payment described in Section 5(a)(ix)”.

The second clause (i) of Section 5(c) of the Agreement is amended by substituting the phrase “two and one-half (2 1/2)” for the phrase “two (2.0)” in such Section.

Exhibit 10.2

XI.	Amendment of Section 5(d): Other Termination

Section 5(d) of the Agreement is amended by adding the words “and does not remain in the employ of the Company through end of the Employment Term” after the words “Notice of Non-Renewal” in such Section.

XII.	Amendment of Section 20: Attorneys’ Fees

Section 20 of the Agreement is amended in its entirety to read as follows:

20. Attorneys’ Fees. Executive will be reimbursed his reasonable attorneys’ fees incurred with respect to the negotiation of this Amendment, provided that Executive delivers to the Company proper documentation of the fees incurred no later than September 1, 2015. The Company will make such reimbursement (or directly pay the fees) no later than December 31, 2015.
* * *
This Amendment and the Agreement (to the extent not amended hereby), together with the Confidential Information Agreement, the Company’s organizational documents, the equity award agreements entered into between Executive and the Company and the applicable Company equity plan(s), constitute the entire agreement and understanding between the Company and Executive concerning the subject matter herein and Executive’s employment relationship with the Company, and supersede and replace in their entirety all prior and contemporaneous agreements and understandings whether written or oral between Executive and Company. Except as expressly modified by the terms of this Amendment, the Agreement will remain in full force and effect in accordance with its terms. This Amendment will be governed by the laws of the State of California (with the exception of its conflict of law provisions).

In Witness Whereof, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the Effective Date.

Nuance Communications, Inc.	Executive
/s/ Paul A. Ricci
By:	Paul A. Ricci